FORM 4

 (   )  Check this box if no longer
        subject to Section 16.  Form 4
        or Form 5 obligations may continue.
        See Instruction 1(b).

                   UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION         _____________________
               WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
                                                    |---------------------|
     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |OMB NUMBER: 3235-0287|
                                                    |EXPIRES:             |
                                                    |   DECEMBER 31, 2001 |
     Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
       Securities Exchange Act of 1934,             |BURDEN HOURS         |
      Section 17(a) of the Public Utility           |PER RESPONSE ... 0.5 |
        Holding Company Act of 1935                 |_____________________|
     or Section 30(f) of the Investment
            Company Act of 1940
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1.  Name and Address of Reporting Person

       Lebda                      Douglas                            R.
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       (Last)                      (First)                    (Middle)

      11115 Rushmore Drive
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                                  (Street)

      Charlotte                      NC                         28277
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       (City)                      (State)                      (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

   LendingTree, Inc.   "TREE"
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

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4.  Statement for Month/Year

   October, 2000
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    (  ) Director
    (  ) 10% Owner
    (XX) Officer (give title below)
    (  ) Other (specify title below)

Chief Executive Officer

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7.  Individual, or Joint/Group Filing (Check Applicable Line)
    (XX) Form filed by One Reporting Person
    (  ) Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED
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1.  Title of Security (Instr. 3)
   (i)      Common Stock
   (ii)     Common Stock
   (iii)    Common Stock
   (iv)     Common Stock
   (v)      Common Stock
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2.  Transaction Date (Month/Day/Year)
   (i)
   (ii)
   (iii)
   (iv) 10/20/00
   (v)  10/20/00
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3.  Transaction Code (Instr. 8)
   (i)
   (ii)
   (iii)
   (iv) P
   (v)  P
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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
   (i)
   (ii)
   (iii)
   (iv)  1,400 /  A  / 3.03125
   (v)   2,400 /  A  / 3.1250
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5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
   (i)      955,808
   (ii)      63,500
   (iii)    6,350
   (iv)     1,400
   (v)      1,400
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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)
   (i)      D
   (ii)     I
   (iii)    I
   (iv)     D
   (v)      D
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7.  Nature of Indirect Beneficial Ownership (Instr. 4)
   (i)      N/A
   (ii)     Spouse
   (iii)    Parents
   (iv)     N/A
   (v)      N/A
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.  Title of Derivative Security (Instr. 3)
   (i)      Option
   (ii)     Option
   (iii)    Option
   (iv)     Option
   (v)      Option
   (vi)     Option
   (vii)    Option
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2.  Conversion or Exercise Price of Derivative Security
   (i)      $1.43
   (ii)     $5.20
   (iii)    $6.06
   (iv)     $9.25
   (v)      $5.20
   (vi)     $5.20
   (vii)    $9.25
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3.  Transaction Date (Month/Day/Year)
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4.  Transaction Code (Instr. 8)

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5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4, and 5)

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6.  Date Exercisable and Expiration Date (Month/Day/Year)

  (i)      10/03/98                 10/02/07
  (ii)     12/28/98 (1)             12/28/08
  (iii)    09/02/02 (2)             09/02/09
  (iv)     01/06/00 (2)             01/06/10
  (v)      12/28/98 (2)             12/28/08
  (vi)     02/15/00 (2)             02/15/07
  (vii)    01/06/01 (2)             01/06/10
    -----------------       ---------------
    Date Exerciseable            Expiration Date
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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)
  (i)      Common Stock              69,780
  (ii)     Common Stock              57,725
  (iii)    Common Stock             168,752
  (iv)     Common Stock             158,750
  (v)      Common Stock              15,240
  (vi)     Common Stock               6,350
  (vii)    Common Stock              41,910
   -----------------      --------------
        Title                       Amount
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8.  Price of Derivative Securities (Instr. 5)

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9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
  (i)       69,780
  (ii)      57,725
  (iii)    168,752
  (iv)     158,750
  (v)       15,240
  (vi)       6,350
  (vii)     41,910
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10. Ownership Form of Derivative Security:  Direct(D) or Indirect(I)
    (Instr. 4)
   (i)     D
   (ii)    D
   (iii)   D
   (iv)    D
   (v)     I
   (vi)    I
   (vii)   I
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11. Nature of Indirect Beneficial Ownership (Instr. 4)
   (i)     N/A
   (ii)    N/A
   (iii)   N/A
   (iv)    N/A
   (v)     Spouse
   (vi)    Spouse
   (vii) Spouse
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EXPLANATION OF RESPONSES:

(1) Vests over two years.
(2) Vests over four years.


       /s/ Douglas Lebda                           November 9, 2000
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**  SIGNATURE OF REPORTING PERSON                       DATE

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   **  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL
       CRIMINAL VIOLATIONS.  SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

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